Exhibit 99.1
FOR IMMEDIATE RELEASE
Bell Microproducts Announces Record Quarterly Revenue
Preliminary Third Quarter Revenue Increased 30% to a Range of $1.015 Billion to
$1.025 Billion
SAN JOSE, CA — October 16, 2007 — Bell Microproducts Inc. (Nasdaq: BELM) announced preliminary revenue for the quarter ended September 30, 2007 in a range of $1.015 billion to $1.025 billion, an increase of approximately 30% from revenue for the comparable quarter of 2006. Without revenue generated from ProSys Information Systems, a company acquired in the fourth quarter of 2006, revenue increased by approximately 17% on a year-over-year basis.
The company experienced strong revenue growth from each geography and in most strategic product categories. Revenue for each of the company’s three major geographies consisted of the following:
•	North American revenue increased 38% in the third quarter of 2007 compared to the third quarter of 2006 and comprised approximately 44% of total revenue for the quarter. Excluding the results of ProSys Information Systems which was acquired in October 2006, North American revenue increased 4% in the third quarter of 2007 compared to the third quarter of 2006. In North American distribution, the company continued to drive revenue growth in its higher margin Industrial sales group. This was partially offset by lower revenue growth in the U.S. commercial sales channel due to the focus on more profitable business opportunities. Disk drives and peripherals revenue during the quarter was strong, with revenue increasing approximately 9% compared to the third quarter of 2006. Enterprise group revenue in North America posted solid revenue performance during the third quarter. IT project spending increased from key telco, healthcare and financial services clients
•	Latin America revenues increased approximately 14% year-over-year and represented 14% of total revenue for the quarter. Latin America revenue growth was driven by strength in the company’s export business from Miami, and its in-country operations. Solutions product revenue increased over 60% compared to the third quarter of last year as a result of the focus on growth in computer platforms.. Components and peripheral sales increased by 7%.
•	The company’s European operations posted year-over-year revenue growth of approximately 29% and represented approximately 42% of total revenue for the quarter. Excluding the positive impact of foreign currency translation, European revenue increased 18% from the third quarter of 2006. Revenue growth in Europe was particularly strong on both a year-over-year basis, as well as sequentially. This was the result of strong revenue performance combined with the positive impact of currency translations. Components and peripherals revenue in Europe increased by over 40% compared to the same period last year, driven by disk drive and other peripherals revenue strength. Solutions product revenue in Europe increased by over 20% compared to the third quarter of 2006, driven by computer platforms, services, and storage systems strength.
Revenue for the major categories of products and services consisted of the following:
•	The Solutions category grew 45% annually to represent 52% of total revenue in the third quarter of 2007 compared to 47% in the third quarter of 2006, driven primarily by strong storage systems revenue and the acquisition of ProSys.
•	The Components and Peripherals category grew approximately 17% annually and represented 48% of revenue in the third quarter of 2007 compared to 53% in the third quarter of 2006. Disk drive revenue, which is included as a portion of Components and Peripherals revenue, increased approximately 20% year-over-year, and represented approximately 30% of total revenue in the third quarter of 2007.
Commenting on the preliminary third quarter of 2007 revenue results, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts, said, “We are pleased to report record quarterly revenue for our company. We generated growth across all geographic regions and most product categories during our third quarter this year compared to the same period a year ago. Additionally, we grew revenue by nearly 10% sequentially from Q2 of this year. We are pleased with the growth in our strategic product categories, and our continued improvement in Europe. The acquisition of ProSys has added significant strategic elements to Bell Micro in product depth, customer reach, and technical resources. Given the strength in third quarter revenue performance, we are optimistic about IT spending and our company’s ability to generate strong revenue performance again in the fourth quarter.”
The company is unable at this time to provide additional quantitative information regarding its results for the third quarter of 2007 until the previously announced restatement of its financial statements for certain prior periods, and the related audits and reviews have been completed. The company continues to work diligently to complete the restatement of its historical financial statements. As previously disclosed, the company received waivers from its lenders into March, 2008 relating to the filing of financial reports with the SEC and the provision of audited financial reports to the lenders.
About Bell Microproducts
Bell Microproducts is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software,

computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.
Safe Harbor Statement
This release contains forward-looking statements that are based on the current opinions and estimates of management, and speak only as of the date on which they are made. Such forward-looking statements include, but are not limited to, management’s expectations regarding the company’s third quarter operating results, optimism regarding increased IT spending, the company’s ability to generate strong revenue performance in the fourth quarter of 2007, and the results of the restatement of the company’s historical financial statements. Actual results could differ materially from such statements as a result of many risks and uncertainties, including: required adjustments to prior period financial statements as a result of our restatement and the detailed accounting and related tax impacts from such adjustments; the magnitude of costs associated with our financial restatement and with our stock option investigation; fluctuating demand for products in various categories and geographies; competition; and potential difficulties with integration of acquired businesses. Investors should also take into account the risks described in the company’s periodic reports filed with the Securities and Exchange Commission when making investment decisions. Investors are cautioned not to place undue reliance on these forward-looking statements, and the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc. (414) 224-1668 ir@bellmicro.com